ARTICLES SUPPLEMENTARY

                     GENERAL MUNICIPAL MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                     FIRST: The Board of Directors hereby classifies and reclassifies the four billion (4,000,000,000) authorized but unissued Class A and Class B shares of General Minnesota Municipal Money Market Fund as E*TRADE Class Common Stock of General Municipal Money Market Fund (the "Fund"), a series of the Corporation. Following such reclassification, the Common Stock of the Corporation is classified as follows:

                                                                        Shares
                                                                        ------
Fund/Class                                                            Authorized
----------                                                            ----------

General Municipal Money Market Fund/Class A shares                  15,000,000,000

General Municipal Money Market Fund/Class B shares                   1,000,000,000

General Municipal Money Market Fund/Class X shares                     500,000,000

General Municipal Money Market Fund/E*TRADE Class shares             4,000,000,000
                                                                     -------------

                                                      Total         20,500,000,000
                                                                    ==============

                     SECOND: The Corporation is registered as an open-end investment company under the 1940 Act.

                     THIRD: The E*TRADE Class shares of General Municipal Money Market Fund classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Charter of the Corporation and shall be subject to all provisions of the Charter relating to the stock of the Corporation generally.

                     FOURTH: The Board of Directors of the Corporation classified and reclassified the shares of Common Stock of the Corporation as aforesaid pursuant to authority provided in the Corporation's Charter.

                     FIFTH: These Articles Supplementary do not increase the aggregate number of shares of Common Stock of the Corporation or the aggregate par value thereof.

                     IN WITNESS WHEREOF, General Municipal Money Market Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

GENERAL MUNICIPAL MONEY MARKET FUNDS, INC. By: /s/ Mark N. Jacobs Mark N. Jacobs Vice President

WITNESS:

 /s/ Janette E. Farragher
Janette E. Farragher
Assistant Secretary